UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15



          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
            SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
         SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934.

     Commission File Number   0-13759
                            ----------------------------------

                          Anchor Financial Corporation
                          ----------------------------
             (Exact name of registrant as specified in its charter)

                    2002 Oak Street, Myrtle Beach, S.C. 29577
                           Telephone: (843) 448-1411
                           -------------------------
          (Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)

                      Common Stock, no par value per share
                      ------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
                                      ----
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)    [X]          Rule 12h-3(b)(1)(i)    [ ]
Rule 12g-4(a)(1)(ii)   [ ]          Rule 12h-3(b)(1)(ii)   [ ]
Rule 12g-4(a)(2)(i)    [ ]          Rule 12h-3(b)(2)(i)    [ ]
Rule 12g-4(a)(2)(ii)   [ ]          Rule 12h-3(b)(2)(ii)   [ ]
                                    Rule 15d-6             [ ]

     Approximate number of holders of record as of the certification or notice date: None

     Pursuant to the requirements of the Securities Exchange Act of 1934, The South Financial Group, Inc., as successor by merger to Anchor Financial Corporation, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  August 30, 2001          By:  /s/ William S. Hummers III
                                -----------------------------------------
                                William S. Hummers III
                                Executive Vice President
                                The South Financial Group, Inc.



Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.